EXHIBIT 2

We, the undersigned, hereby express our agreement that the attached Amendment No. 11 is filed on behalf of each of the undersigned.

 Dated:  February 20, 2014

/s/ John D. Gottwald
John D. Gottwald

/s/ William M. Gottwald
William M. Gottwald

/s/ Floyd D. Gottwald, Jr.
Floyd D. Gottwald, Jr.